EXHIBIT 99.3

CONSENT OF BENGUR, BRYAN & CO.

[LETTERHEAD OF BENGUR BRYAN & CO. INC.]

INVESTMENT BANKERS

June 4, 2004

ProsoftTraining

410 N. 44th Street, Suite 600

Phoenix, Arizona 85008

We hereby consent to the use of our name and to the description of our opinion letter, dated March 2, 2004, under the caption “Opinion of Financial Advisor to the Board of Directors of ProsoftTraining” in, and to the inclusion of such opinion as Annex D to, the Joint Proxy Statement/Prospectus of ProsoftTraining. By giving such consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

BENGUR BRYAN & CO; INC.

By:	/s/ Charles A. Bryan
Charles A. Bryan President